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Exhibit 10.1

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into this 6th day of April, 2005 (the "Effective Date"), by and among Coastal Banking Company, a South Carolina corporation (the "Company"), Lowcountry National Bank, a national bank organized under the laws of the United States (the "Bank") (the Company and the Bank are collectively referred to herein as the "Employer"), and Randolph C. Kohn (the "Executive").

        WHEREAS, Employer desires to employ Executive and Executive desires to be employed by Employer; and

        WHEREAS, Executive previously entered into that certain Employment Agreement with Employer dated August 12, 1999 (the "Original Agreement"), and now Employer and Executive are willing to enter into this Agreement to supersede the Original Agreement in consideration of the agreements set forth below; and

        WHEREAS, the parties intend to supersede all prior correspondence, letters, memoranda of understanding, and negotiations between them with the terms set forth herein;

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that on the Effective Date:

        1.    Interpretation with Other Agreements.    This Agreement supersedes the Original Agreement in its entirety and is the only agreement between Executive and Employer with respect to the terms and conditions of Executive's employment with Employer. However, the following other agreements (or portions of other agreements) shall remain in effect between Employer and Executive: (i) the Stock Option Agreement between Executive and the Company dated June 7, 2000 and (ii) the Stock Purchase Warrant to Purchase Shares of Common Stock dated February 3, 2000.

        2.    Employment.    The Employer shall continue to employ the Executive, and the Executive shall continue to serve the Employer, as Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities as are consistent with his position and which may be set forth in this Agreement or assigned by the Board of Directors of the Company or the Bank (each a "Board of Directors") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with the Employers policy. The Executive may devote reasonable periods of time to perform charitable and other community activities and to manage his personal investments; provided, however, that such activities will not materially interfere with the performance of his duties hereunder and will not be in conflict or competitive with, or adverse to, the interests of the Employer. Under no circumstances will the Executive work for any competitor or have any financial interest in any competitor of the Employer; provided, however, that the Executive may invest in up to 1% of the publicly-traded stock or securities of any company whose stock or securities are traded on a national exchange.

        3.    Term.    Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of five (5) years. Upon the expiration of the Term (and successive one (1) year terms), if this Agreement is not terminated by either party at least ninety (90) days before it would expire, it shall automatically renew for successive one (1) year extensions until terminated as set forth in this paragraph or elsewhere in this Agreement.

        4.    Compensation and Benefits.

          a.    Salary.    Employer shall pay the Executive a base salary at a rate of $160,000 per annum. The Board (or an appropriate committee of the Board) shall review the Executive's base salary at least annually, initially focusing primarily upon the Bank's size, the scope of its operations and its performance. If, during the Term of this agreement, the Board names another executive as President of the Bank, then the Board's review of the Executive's base salary shall focus on the Company's size, scope and performance. The Board may increase the Executive's base salary if the Board determines in its sole discretion that an additional increase is appropriate.

          b.    Cash Incentives.    Within thirty (30) days of the filing of the Employer's Form 10-K for a given fiscal year during the Term, the Executive shall be eligible to receive a cash incentive payment equal to no more than 75% of the Executive's base salary, provided that, (i) the overall condition of the Bank must at least be rated "satisfactory" in the most recent report of the Bank released by the Office of the Comptroller of the Currency and/or the Federal Reserve System; (ii) the Bank's most recent Uniform Financial Institution Rating shall be at least "2"; (iii) the Bank shall be "well capitalized" as defined by the Office of the Comptroller of the Currency and; (iv) the Executive shall have achieved 100% of the objectives established by the Board at the beginning of the fiscal year, or if the Executive achieves less than 100% of the objectives for the fiscal year, then the Board may award a prorated share of an amount up to 75% of the Executive's base salary (the "Incentive Plan"). The Board's discretion in determining the incentive payment earned shall be final and plenary.

          c.    Insurance.    During the Term, Employer shall pay for the premiums necessary to maintain the Executive's life insurance policy identified as policy number                        , in the amount of $1,000,000, with Executive's estate being the beneficiary of 50% of the proceeds and Employer being the beneficiary of 50% of the proceeds. Additionally, Employer shall pay for the premiums on Executive's Long Term Disability insurance policy in existence on the date hereof identified as policy number                        .

          d.    Company Car.    During the Term, Executive shall be entitled to the use of an automobile supplied by Employer. The automobile shall be of a size and quality commensurate with his position and mutually agreed upon by the parties and consistent with the make and quality of the automobile used by the Executive on the date hereof, and the Executive shall not be required to use such vehicle for a period to exceed three (3) years from the date of purchase.

          e.    Club Membership.    During the Term, the Company or the Bank shall maintain and pay the cost of a membership in a golf, country club or social club of the Board's choice for use by the Executive, his family, bank executives and guests. It is understood that this perquisite is intended to facilitate the Executive's entertainment of business contacts as well as his personal enjoyment.

          f.    Financial and Tax Advisory Service.    During the Term, the Company shall pay the cost of financial and tax advisory services up to $5,000 per year provided by a Certified Pubic Accountant that is mutually selected by the Company and the Executive. The maximum benefit payment under this paragraph 5 (f) may be adjusted by the Board at any time at its sole discretion.

          g.    Stock Options.    The Executive shall continue to be eligible to participate in the Company's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company, provided that the grant of any such awards is not required by this Agreement. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

          h.    Supplemental Executive Retirement Plan.    While the Company does not currently provide a Supplemental Executive Retirement Plan, it is the intention of the Board to develop such a Plan within twelve months after close of the merger. In designing the Plan, consideration will be given to inclusion of benefits such as health, life and disability insurance, and the premium amounts to be paid by the Company and the amounts to be paid by the Executive. Once participation and reasonable levels of benefits can be determined, and when the Plan is designed the Executive will be provided such a Plan with a benefit level and other terms as may be established by the Board of Directors, at their discretion, and documented in a separate Supplemental Executive Retirement Plan Agreement.

          i.    Other Benefits.    In addition to the benefits provided in Sections 4 (c) through (h) above, the Executive shall participate in any other retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer, as determined by the Board of Directors of the Company.

          j.    Expenses.    The Employer shall continue to reimburse the Executive for reasonable travel and other expenses related to the Executive's duties, which are incurred and accounted for in accordance with the Employer's standard business practices.

          5.    Termination.

          a.     The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

    i.
    upon the death of the Executive;

    ii.
    upon the disability of the Executive for a period of ninety (90) days, which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;

    iii.
    upon the determination of Cause for termination, in which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes, or is reasonably likely to cause material harm to the Employer (including harm to its business reputation); (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud; (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten (10) days following written notice to the Executive of such breach; (D) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, is materially detrimental to the Employer's best interest, that, if susceptible of cure, remains uncured ten (10) days following written notice to the Executive of such specific inappropriate behavior; (E) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer if the Board of Directors in good faith determines that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would advance the Employer's compliance with the purpose of the action or would assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action; or (F) the failure of the Executive to render the services hereunder in accordance with an appropriate performance standard determined in the sole discretion of the Board of Directors;

    iv.
    by the Executive for Good Reason at any time; or

    v.
    by written notice by the Employer for any reason other than Cause (termination "Without Cause").

          b.     If the Executive's employment is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any cash incentive earned or accrued under the Incentive Plan through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any cash incentive with respect to the current fiscal year which had been earned as of the date of the Executive's death.

          c.     During the period of any incapacity leading up to the termination of the Executive's employment as a result of disability, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any cash incentive) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program applicable to the Executive (regardless of whether the policy is maintained by the Employer), provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under such disability benefit or pension plan. Further, the Executive shall receive any cash incentive earned or accrued under the Incentive Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any cash incentive with respect to the current fiscal year which had been earned as of the date of the Executive's incapacity. If Employer does not obtain such a policy for Executive pursuant to Section 4(c) above, then although Employer may relieve Executive of his duties due to incapacity or disability, Employer must compensate Executive as if Executive were performing his duties to their fullest extent, including cash incentive and increases in compensation.

          d.     If the Executive's employment is terminated for Cause as provided above, or if the Executive resigns (excepting in each instance the circumstances in Section 5(f), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination, but Executive will thereby forfeit any rights in any unpaid cash incentive, including, without limitation, any cash incentive amounts awarded for previous years which were not yet vested and any share of any cash incentive with respect to the current fiscal year which had been earned as of the date of such termination or resignation.

          e.     If the Executive's employment is terminated Without Cause or if Executive resigns for any reason at least 36 months but not more than 48 months following the closing of the merger pursuant to the Merger Agreement, the Employer shall: (i) pay to the Executive severance compensation in an amount equal to 100% of his then-current monthly base salary each month for 36 months from the date of termination, plus any cash incentive earned or accrued under the Incentive Plan through the date of termination and a pro rata share of any cash incentive with respect to the current fiscal year which had been earned as of the date of the Executive's termination; and (ii) convey to Executive the vehicle then provided to him pursuant to this Agreement free of any liens. If the Executive's employment is terminated Without Cause in the fourth or fifth year of the initial Term of this Agreement, then the Employer shall: (i) pay to the Executive severance compensation in an amount equal to 100% of his then-current monthly base salary each month for the number of months remaining in the initial Term from the date of termination, plus any cash incentive earned or accrued under the Incentive Plan through the date of termination and a pro rata share of any cash incentive with respect to the current fiscal year which had been earned as of the date of the Executive's termination; and (ii) convey to Executive the vehicle then provided to him pursuant to this Agreement free of any liens. However, Section 5(f) shall apply instead of this Section 5(e) to any termination Without Cause after a Change in Control.

          f.      If Executive's employment is terminated (a) Upon a Change in Control, for any reason upon delivery of notice to the Employer within a twelve (12) month period after the occurrence of a Change in Control; (b) for Good Reason pursuant to Section 5(a)(iv); or (c) if the Employer terminates the Executive Without Cause after a Change in Control, then, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following (i) the Employer shall pay the Executive in cash within fifteen (15) days of such termination date any sums due him as base salary and/or reimbursement of expenses through the date of such termination, plus any cash incentive earned or accrued under the Incentive Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any cash incentive with respect to the current fiscal year which had been earned as of the date of the Executive's termination (and any forfeiture in other restrictive provisions applicable to each award shall not apply); (ii) the Employer shall pay the Executive in cash within fifteen (15) days of such termination date one lump sum payment in an amount equal to 2.99 times the sum of (1) the Executive's then current annual base salary, and (2) the average cash incentives paid to Executive during the three preceding fiscal years pursuant to Section 4(b); (iii) the Employer shall immediately convey to Executive the vehicle then provided to him pursuant to this Agreement free of any liens; and (iv) as soon as possible, but in no event later than ninety (90) days after such termination, the Employer shall cause Executive's accrued benefits available to Executive pursuant to Section 4(b) to be paid to Executive.

          g.     With the exceptions of the provisions of this Section 5, and the express terms of any benefit plan under which the Executive is a participant, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Executive shall enter into a form of release acknowledging such remaining obligations and discharging the Employer, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

          h.     Notwithstanding Section 5(g) of this Agreement, if the Executive's employment is terminated in accordance with Section 5(e) or (f) of this Agreement, Employer shall at its expense continue for a period of twelve (12) months (the "Continuation Period") on behalf of Executive the benefits provided (x) to Executive at any time during the ninety (90) day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated employees who continue in the employ of Employer during the Continuation Period. The coverage and benefits (including deductibles and costs) provided during the Continuation Period shall be no less favorable to Executive than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. Employer's obligation with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Executive as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to Executive than the coverages and benefits required to be provided under this provision. This section shall not be interpreted so as to limit any benefits to which Executive may be entitled under any of Employer's employee benefit plans, programs or practices following Executive's termination of employment, including without limitation, retiree medical and life insurance benefits. Employer shall not, by virtue of this provision, be under any obligation to continue to maintain any particular plan or program.

          i.      In the event that the Executive's employment is terminated for any reason and the Executive serves as a director of the Company, the Employer, or any other subsidiary of the Company, the Executive shall (and does hereby) tender his resignation from such positions effective as of the date of termination.

          j.      The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the Executive's compensation payable hereunder shall be decreased, so as to equal an amount that is $1.00 less than three times the Executive's "base amount," as that term is defined in Section 280G(b) of the Internal Revenue Code.

          k.     Notwithstanding anything to the contrary herein, if the Executive is suspended or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Employer's obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Executive all or part of the compensation withheld while the obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of such obligations which were suspended.

          l.      Notwithstanding anything to the contrary herein, if the Executive is removed or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under section 8 (e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (4) or (g)(1)), all obligations of the Executive under this Agreement shall terminate as of the effective date of the order, but any vested rights of the parties hereto shall not be affected.

          m.    Notwithstanding anything to the contrary herein, if the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph 5(m) shall not affect any vested rights of the parties hereto.

          n.     Any payments made to the Executive pursuant to the Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

        6.    Ownership of Work Product.    The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship or other work product that relates to the Employer, its business or its customers and that Executive conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Executive to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to identify the pre-existing items to the Employer, and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

        7.    Protection of Trade Secrets.    The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer or the Company during or after his employment. For the purposes hereof, "Trade Secret" means information, including, without limitation, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a process, a drawing, financial data, financial plans, product plans, information on customers or a list of actual or potential customers or suppliers, which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        8.    Protection of Other Confidential Information.    In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer or the Company during his employment and for a period of 24 months following termination of the Executive's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's or the Company's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

        9.    Return of Materials.    The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof relating to the Employer, its business, or its customers. Upon the request of the Employer, Executive shall certify in writing compliance with the foregoing requirement.

        10.    Restrictive Covenants.

          a.    No Solicitation of Customers.    During the Executive's employment with the Employer and for a period of twelve (12) months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit or attempt to solicit Customers to induce or encourage them to acquire or obtain from anyone other than the Employer or its subsidiaries any product or service competitive with or as a substitute for any of the Employer's Products. For purposes of this Section, "Customer" refers to any person or group of persons with whom the Executive had direct material contact with regard to the selling, delivery, or support of the Employer's Products, including servicing such person's or group's account, during the period of twelve (12) months preceding the termination date of Executive's employment. The "Employer's Products" refers to the products and services that the Employer or any of its subsidiaries or affiliates offered or sold within six (6) months of the termination date of Executive's employment.

          b.    No Recruitment of Personnel.    During the Executive's employment with the Employer and for a period of twenty four (24) months thereafter, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, solicit or induce any employee of or consultant to the Employer or any of its subsidiaries or affiliates to leave his or her position with the Employer (or the subsidiary or affiliate) for the purpose of providing banking services to another business, or recruit or attempt to recruit such persons to accept employment or any other position with another business that is providing banking services.

          c.    Non-Competition Agreement.    During the Executive's employment with the Employer and for a period of twenty four (24) months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director, officer or employee of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has one or more offices or branches located within a radius of 50 miles from any of the Employer's offices.

          d.    Independent Provisions.    The provisions in each of the above Sections 10(a), 10(b), and 10(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

        11.    Successors: Binding Agreement.    This Agreement shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

        12.    Notice:    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

        13.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to the Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

        14.    Non-Waiver.    Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

        15.    Enforcement.    The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 7, 8, 10(a), 10(b), or 10(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

        16.    Saving Clause.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        17.    Certain Definitions

          a.     "Change in Control" shall mean the occurrence during the Term of any of the following events (except for the consummation of the transactions contemplated by the Merger Agreement which shall not be deemed to be a "Change in Control"), unless such event is a result of a Non-Control Transaction:

    i.
    The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at lease 50% of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of this Agreement be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies, proxy contest, or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest

    ii.
    An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

    iii.
    Consummation of: (i) a merger, consolidation, or reorganization involving the Company; (ii) a complete liquidation or dissolution of the Company; or (iii) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

    iv.
    A notice of an application is filed with the Office of Comptroller of the Currency (the "OCC") or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

          b.     "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

    i.
    A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within ninety (90) days preceding the date of Change in Control or at any time thereafter.

    ii.
    A reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within ten (10) days of the date due;

    iii.
    The Employer's requiring the Executive to be based at any place outside a thirty (30) mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

    iv.
    The failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

    v.
    The insolvency or the filing (by any party, including the Company or the Employer) of a petition for bankruptcy of the Company or the Employer, which petition is not dismissed within sixty (60) days;

    vi.
    Any material breach by the Employer of any material provision of this Agreement;

    vii.
    Any purported termination of the Executive's employment for Cause by the Employer which does not comply with the terms of this Agreement; or

    viii.
    The failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

        Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

          c.     "Non-Control Transaction" shall mean a transaction described below:

    i.
    the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

    ii.
    immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

          d.     "Notice of Termination" shall mean a written notice of termination from the Employer of the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          e.     "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated on or about the date hereof between Coastal Banking Company, Inc. and First Capital Bank Holding Corporation.

        18.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        19.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

EMPLOYER
Coastal Banking Company, Inc.
By:	/s/ LADSON F. HOWELL
Name: Ladson F. Howell Title: Chairman of the Board
Lowcountry National Bank
By:	/s/ DENNIS O. GREEN
Name: Dennis O. Green Title: Chair Compensation Committee
EXECUTIVE
/s/ RANDOLPH C. KOHN Name: Randolph C. Kohn

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  Exhibit 10.1
EMPLOYMENT AGREEMENT